Exhibit 10.22

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective March 14, 2022 (the “Effective Date”), by and between Frank K. Bedu-Addo (“Executive”) and PDS Biotechnology Corporation, a Delaware corporation (the “Company”), as an amendment, restatement and continuation of the Employment Agreement dated October 11, 2018, by and between the Company and the Executive. Each of the Company and Executive is a “Party” and, collectively, they are the “Parties.”  The Company desires to continue to employ Executive and, in connection with such employment, and the Parties wish to enter into this Agreement to govern the terms and conditions of the Executive’s continued employment with the Company.

Accordingly, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1.	EMPLOYMENT BY THE COMPANY.

1.1          At-Will Employment. Executive shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice; provided, however, that Executive agrees to provide the Company with not less than thirty (30) days advance written notice of any resignation, although the Company may waive such notice period in its discretion (except as otherwise set forth in Section 6.4 below).  Any contrary representations that may have been made to Executive shall be and are hereby superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company regarding the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6.

1.2          Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer. Executive hereby accepts such employment. Executive will report to the Board of Directors of the Company (“Board”) and/or such Board directors or committees designated by the Board.

1.3          Duties. Executive shall faithfully perform all duties related to the position or positions held by Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws, as applicable, of the Company related to the position or positions held by Executive and all additional duties as may be prescribed or directed from time to time by the Company or the Board, as the case may be. Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties and responsibilities on behalf of the Company and in furtherance of their best interests. Executive shall make such business trips at the Company’s expense to such places as may be necessary for or otherwise directed by the Company.

1.4          Company Policies. Executive shall comply with all policies, standards, rules, and regulations of the Company (a “Company Policy” or collectively, the “Company Policies”) and all applicable government laws, rules, and regulations that are now or hereafter in effect. Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	COMPENSATION.

2.1          Salary. The Company shall pay Executive a base salary of $540,000 an annualized basis, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).  The Board will, within every twelve (12) month period, review Executive’s salary and equity awards, as described in Section 2.3 below, and future increases in compensation, if any, will be made by the Board in its sole and absolute discretion.

2.2          Bonus. During the period Executive is employed with the Company, Executive shall be eligible to receive an annual performance-based cash bonus of up to 55% of Base Salary (“Target Amount”), subject to review and adjustment by the Company in its sole discretion.  After the completion of each performance year, the Board or, if so directed, its compensation committee shall review the achievement of any performance goals by Executive and determine the amount of the performance-based cash bonus earned by Executive based upon Executive’s achievement of performance goals.  Executive shall be eligible for said bonus only if Executive is employed on the last day of the performance period.  Any annual performance bonus will be paid by March 15th of the year following the year in which the applicable performance period ends and Executive will need to be employed by the Company at the time the annual bonus is paid; the performance bonus shall be paid by a date no later than that allowing Executive to defer the payment into a non-qualified deferred compensation arrangement if Executive so elects.

2.3          Equity Awards. Subject to approval of the Compensation Committee of the Board, Executive may be eligible for certain grants of equity awards of Common Stock of the Company, subject to vesting and other terms and conditions of the Company equity plan to which the award is granted and an award agreement to be provided by the Company and entered into with the Executive.

2.4          Benefits. Executive will be eligible to participate on the same basis as similarly situated employees of the Company in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

2.5          Expense Reimbursement. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company Policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. If under the terms of this Agreement the Executive is entitled to a tax gross-up payment, the gross-up payment will be made by December 31 of the year following the year in which the Executive remits the related taxes.

3.	PROPRIETARY INFORMATION, INVENTIONS, AND NON-SOLICITATION OBLIGATIONS.

3.1        Proprietary Information & Restrictive Covenant Agreement.  As a condition of employment and/or continued employment with the Company, Executive agrees to execute and abide by a Proprietary Information & Restrictive Covenant Agreement (the “Proprietary Information Agreement”), attached hereto as Exhibit A, simultaneously with the Executive’s execution of this Agreement.  The Proprietary Information Agreement may be amended by the Parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.

3.2      Permissible Communications. Notwithstanding anything to the contrary in the Proprietary Information Agreement, Executive acknowledges that nothing in the Confidential Information Agreement shall be construed to prohibit Executive from (a) filing a charge or complaint with, or participating in any proceeding before, a government agency authorized to enforce and investigate suspected violations of federal anti-discrimination laws, labor relations laws, occupational health and safety laws, wage and hour laws, and such similar state or local laws; (b) reporting possible violations of federal securities laws to the appropriate government enforcing agency and making such other disclosures that are expressly protected under such laws, or (c) responding truthfully to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation (the activities set forth in clauses (a) through (c) are collectively referred to as the “Protected Activities”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company; provided, however, that Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information under the Proprietary Information Agreement to any parties other than the appropriate government agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Board’s written consent shall constitute a material breach of this Agreement.

3.3      Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

4.          OUTSIDE ACTIVITIES DURING EMPLOYMENT. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder or otherwise create an actual, potential or apparent conflict of interest with respect to Executive’s employment hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization, (ii) reasonable time devoted to activities in the non-profit community consistent, (iii) advisory or board of director roles set forth on Exhibit B or as otherwise approved by the Board in advance in writing, and (v) such other activities as may be specifically approved by the Board in writing. This restriction shall not, however, preclude Executive from owning less than five percent (5%) of the total outstanding shares of a publicly traded company, or employment or service in any capacity with any entity within the Company.

5.          NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company do not and will not breach or in any way conflict any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services, and Executive further warrants and represents that Executive is not subject to any agreement, covenant or other restriction that would prohibit, impede or otherwise limit Executive’s ability to perform his duties and obligations hereunder, including without limitation any non-competition or non-solicitation obligations owing to a former employer.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.          TERMINATION OF EMPLOYMENT. The Parties acknowledge that Executive’s employment relationship with the Company is at-will. The provisions in this Section govern the compensation, if any, to be provided to Executive upon termination of employment and do not alter Executive’s status as an at-will employee.

6.1 Termination by the Company Without Cause.

(a)         The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Sections 6.3 and 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b)          If the Company terminates Executive’s employment at any time without Cause and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1 .409A- 1(h) a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined below) and, subject to Executive’s compliance with the obligations in Section 6.1(c) below, then Executive shall also be entitled to receive (collectively, the “Severance Benefits”):

(i)          an amount equal to Executive’s then current Base Salary for twenty-four (24) months (the “Severance Period”), less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter;

(ii)          an amount equal to the greater of (a) the bonus paid in the prior performance year and (b) the bonus that Executive would have earned, for the performance year in which the termination occurs, on a prorated basis through the date which Executive continued to provide services, which shall be paid as a single lump sum payment within sixty (60) days following the Executive’s termination date; and

(iii)        any outstanding equity as of the date of the termination will become 100% vested and any stock options outstanding will remain exercisable until the earliest of (A) 18 months following the termination date, (B) the original 10-year expiration date for such vested options as provided in the applicable award agreement, or (C) termination of the PDS Corporation 2014 Second Amended and Restated Equity Incentive Plan, as amended by the Company from time to time (the “Equity Plan”).

(iv)         During the Severance Period, or, if shorter, the period of time that Executive would be entitled to continue Executive’s group health care coverage under the applicable provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) if Executive elected such coverage and paid the applicable premiums, the Company will pay to Executive as supplemental compensation in an amount equal to 1.30 times each payment of the expenses substantiated as actually paid by Executive for coverage in any program providing for welfare benefits in which Executive was a participant on the date of termination that are not otherwise reimbursed by any other person and that are otherwise allowable as a deduction under section 213 of the Code (without regard to any limitations on deductibility) (the “Special Severance Payment”).  Premiums paid for welfare benefits that may be reimbursed under this section include, but are not limited to, health, medical, dental, vision, and disability.  The Special Severance Payment will be paid to Executive, until the earliest of (A) the second anniversary of the termination date, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the termination date through the earliest of (A), (B) or (C) (the “COBRA Payment Period”). Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(c)       Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement only if: (i) Executive signs and delivers to the Company an effective, general release of claims in favor of the Company and representatives, in a form acceptable to the Company (the “Release”), by the 60th day following the termination date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property in accordance with the terms and conditions of the Proprietary Information Agreement; (iv) Executive complies and continues to comply with all post-termination obligations under this Agreement and the Proprietary Information Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance Benefits will not be made or begin until the later calendar year.

(d)      For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any bonus earned but not yet paid for a calendar year ended on or before the date of termination, (iii) unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iv) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e)          The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program, and Executive acknowledges and agrees that Executive shall have no rights or entitlements to any benefits or payments under any such plan, policy or program.

(f)         Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2 Termination by the Company for Cause.

(a)       Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b)      “Cause” shall mean the Executive (1) Is convicted of, or pleads guilty or nolo contendere to, a felony or any act amounting to embezzlement, fraud, or theft or involving moral turpitude (whether or not against Company or another employee); (2) Is convicted of, or pleads guilty or nolo contendere to, in a court of competent jurisdiction, a felony resulting in death or substantial bodily or psychological harm to, or other act of moral turpitude harming.  any person; (3) Willfully engages in conduct demonstrably and materially injurious to the goodwill and reputation of the Company; (4) Willfully causes the Company other than pursuant to the advice of Company legal counsel to violate a law which, in the opinion of Company legal counsel, is reasonable grounds for civil or criminal penalties against the Company or its Board; (5) Willfully engages in conduct which constitutes a violation of the established written policies or procedures of the Company regarding the conduct of its employees, including policies regarding sexual harassment of employees and use of illegal drugs or substances; (6) Without due cause fails within 30 days after receipt of notice to follow any lawful order given by or under direction of the Board; (7) Does not correct within 30 days after receipt of notice any act or omission that, in the opinion of the Company’s legal counsel, gives rise to a cause of action by the Company or its Board personally against Executive to specifically enforce or restrain some action for purpose of avoiding some loss or damage, or to recover losses or damages, for an amount in excess of $10,000; (8) Does not correct within 30 days after receipt of notice any act of dishonesty against the Company.

(c)         In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.3 Resignation by Executive.

(a)          Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 7.1, and subject to the advance notice requirement set forth in Section 1.1 above.

(b)         In the event Executive resigns from Executive’s employment with the Company for any reason (other than a resignation for Good Reason as described in Section 6.4 below), Executive will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.4 Resignation by Executive for Good Reason.

(a)        Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.4(b) below).

(b)         “Good Reason” shall mean, without Executive’s written consent, (1) Executive ceases to hold position and title of Chief Executive Officer; (2) Executive is assigned, without Executive’s consent, authority or responsibility materially inconsistent with authority and responsibility contemplated by the Executive’s Agreement, including without limitation any material diminution of Executive’s authority and responsibility for supervision and compensation of all Company personnel or change in reporting requirements to anyone other than the Board or its duly authorized committees; (3) There is any reduction in or a material delay in payment of Base Salary or material reduction in benefits from those required to be provided in accordance with Section 2 of this Agreement; (4) Any requirement is imposed by the Company or under direction of its Board or any person controlling the Company for Executive to reside or travel outside of the NY-NJ area, other than on travel reasonably required to carry out Executive’s obligations under this Agreement; (5) Executive becomes disabled (to the extent that Executive cannot, with reasonable accommodation, effectively perform the requirements of Executive’s position) and is unable to effectively exercise Executive’s authority and perform Executive’s responsibility under this Agreement; (6) The Company fails to obtain an agreement from any successor or assign of the Company to assume and agree to perform the obligations of the Company under this Agreement; and (7) The Company does not correct within 30 days after receipt of notice any act or omission that gives rise to a cause of action by Executive personally against the Company to specifically enforce or restrain some action for purpose of avoiding some loss or damage, or to recover losses or damages, for an amount in excess of $10,000.

(c)         In the event Executive resigns from Executive’s employment for Good Reason, and provided that such termination constitutes a Separation from Service, then subject to Executive’s compliance with the obligations in Section 6.1(c) above, Executive shall be eligible to receive the same Severance Benefits as described in Section 6.1 and on the same terms and conditions set forth in Section 6.1(c) and Section 6.1(e) as if Executive had been terminated by the Company without Cause.

(d)         Any damages caused by the termination of Executive’s employment for Good Reason would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.5 Termination by Virtue of Death of Executive

In the event of Executive’s death while employed, the Company shall pay to the Executive’s estate the same Severance Benefits as described in Section 6.1 and on the same terms and conditions set forth in Section 6.1(c) and Section 6.1(e) as if Executive had been terminated by the Company without Cause.

6.6 Termination by Virtue of Disability of Executive.

Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because a qualified medical doctor mutually acceptable to the Company and Executive or Executive’s personal representative has certified in writing that: (A) Executive is unable, because of a medically determinable physical or mental disability, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for more than one hundred and eighty (180) calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that Executive will be able, within one hundred and eighty (180) calendar days, to resume the essential functions of Executive’s job, with or without a reasonable accommodation, and to otherwise discharge Executive’s duties under this Agreement. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance Benefits or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.7 Change in Control Benefits. In the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason within ninety (90) days before and twenty-four (24) months following the effective date of a Change in Control (as defined in the Equity Plan), then Executive shall be entitled to the Accrued Obligations and, provided that Executive complies with the obligations in Section 6.1(c) of this Agreement (including the requirement to provide an effective Release), Executive shall be eligible to receive the same Severance Benefits as described in Section 6.1(b) and on the same conditions as if Executive had been terminated by the Company without Cause; provided, however, that the Executive shall receive a bonus equal to the Target Amount.

6.8 Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive agrees to cooperate (a) with the Company in (i) the defense of any legal matter involving any matter that arose during or otherwise related in any way to Executive’s employment with the Company, and (ii) all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company; and (c) such other matters as the Company may reasonably request. Following termination of Executive’s employment for any reason, and in the event of a failure by Executive (following reasonable efforts by the Company to secure his voluntary cooperation) to resign from any position as officer or director of the Company, with such resignation to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board), the Company is hereby irrevocably authorized to appoint its then-current Chief Executive Officer to act in Executive’s name and on his behalf to execute any documents and to do all things reasonably necessary to effect such resignation. Further, Executive shall not, at any time after termination of Executive’s employment for any reason, represent himself as being an agent or representative of the Company, unless expressly authorized in a written agreement executed by an authorized officer of the Company.

6.9 Application of Section 409A.

(a)          It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A- 1 (b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

(b)         The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(c)      No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).

(d)         For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(e)         If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance Benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this Section 6.8, and (2) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.8.

6.10 Parachute Payments.

(a)          Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, the Company shall reduce the aggregate present value of the Payments under this Agreement to the Reduced Amount (as defined below) if, and only if, reducing the Payments under this Agreement will provide Executive with a greater net after-tax amount than would be the case if no such reduction was made, taking into account the applicable federal, state, local and foreign income, employment and other taxes, including the excise tax imposed by Section 4999 of the Code. If a reduction in the Payments is necessary, such reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, clauses (1), (2), (3) or (4) of this Section 6.9(a)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(b)          All determinations to be made under this Section 6.9 shall be made at the Company’s expense by a firm of certified public accountants of national standing selected by the Company (the “Accounting Firm”) which may be the firm regularly auditing the financial statements of the Company. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section. To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall value, services to be provided by Executive (including refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which cause the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code. In making its determinations hereunder, the Accounting Firm shall apply reasonable, good faith interpretations regarding the applicability of Section 280G and Section 4999, along with any other applicable portions of the Code or other tax laws. The Accounting Firm shall make all determinations required to be made under this Section and shall provide detailed supporting calculations to the Company and Executive within 30 days after the Termination Date or such earlier time as is requested by the Company, and provide an opinion to Executive that he or she has substantial authority not to report any excise tax on his or her Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Subject to Sections 6.1(c) and 6.9, within five business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

(c)        As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm or the Company hereunder, it is possible that Payments, as the case may be, will have been made by the Company which should not have been made (“Overpayment”) or that additional Payments, as the case may be, which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, promptly on notice and demand Executive shall repay to the Company any such Overpayment paid or distributed by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

7.          GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4 Waiver. If either Party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The Parties have entered into a separate Proprietary Information Agreement and have entered or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the Parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the Parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a Party, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.

7.8 Withholding. All amounts payable hereunder shall be subject to applicable tax withholding.

7.9 Governing Law. This Agreement shall be governed by the Federal Arbitration Act with respect to the arbitration provisions and related matters in Sections 7.10 and 7.11, and for all other matters shall be governed by the laws of the State of Delaware, without giving effect to any principles thereof relating to conflicts of law.

7.10 Dispute Resolution.  To the fullest extent permitted by applicable law, any dispute or controversy between the Parties relating to or arising out of this Agreement or any amendment or modification hereof, or any other claims between the Parties relating to or arising out of Executive’s employment or affiliation with the Company or termination thereof (including but not limited to any claims for harassment, discrimination, violation of wage and hour laws, whistleblowing, retaliation, leave rights, employee benefits, tort claims and any claims under federal, state or local statutes, regulations or ordinances relating to employment matters) shall, except as expressly set forth below, be exclusively determined by confidential individual arbitration in Princeton, New Jersey, or such other location as the Parties may agree in writing, under the auspices of the American Arbitration Association (“AAA”) and pursuant to the Federal Arbitration Act and the Employment Arbitration Rules of the AAA.  These rules may be accessed at the American Arbitration Association website, www.adr.org/employment, and a printed copy will be provided upon request.  Notwithstanding the foregoing, claims for injunctive or other equitable relief by the Company under Section 3 of this Agreement may be brought in a court of competent jurisdiction (as described below).  Likewise, this arbitration requirement shall not apply to any criminal matters, matters for which arbitration is prohibited by law, or claims for unemployment or workers compensation, and shall not prevent Executive from filing a charge with the EEOC or any other government agency; provided that, unless prohibited by applicable law, any subsequent legal action shall be subject to individual arbitration as provided herein.  For the avoidance of doubt, any disputes or controversies arising out of or relating to the interpretation or application of this arbitration provision, including but not limited to any question regarding the scope, enforceability, revocability or validity of the arbitration provision or any portion of the arbitration provision, the arbitrability of any claim or dispute, and the jurisdiction of the arbitrator, including jurisdiction over non-signatories to this Agreement, shall be subject to arbitration pursuant to this arbitration provision.  The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction.  The parties hereby agree that any federal or state court sitting in the State of Delaware is a court of competent jurisdiction.  The service of any notice, process, motion or other document in connection with any arbitration under this Agreement, the enforcement of any arbitration award hereunder, or an action for injunctive or other equitable relief as provided for in this Section may be effectuated either by personal service upon a party or by certified mail duly addressed to her, him or it or her, his or its executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties.  Each party hereto submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware, for any action to compel or stay arbitration, or an action by the Company seeking injunctive or other equitable relief under Section 4 of this Agreement (jurisdictional, venue and inconvenient forum objections to which are hereby waived by the Parties).  Pursuant to Delaware Code Section 2708(a), the Parties agree that they are subject to the jurisdiction of the courts located in the State of Delaware and may be served with legal process within the State of Delaware or in any other manner provided by law.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR RELATED TO EXECUTIVE’S EMPLOYMENT OR THE TERMINATION THEREOF.

7.11        Class Action Waiver.  EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS SECTION 7.11, ANY ARBITRATION OR COURT ACTION HEREUNDER SHALL PROCEED SOLELY ON AN INDIVIDUAL BASIS WITHOUT THE RIGHT FOR ANY CLAIMS TO BE ARBITRATED OR LITIGATED ON A CLASS OR COLLECTIVE ACTION BASIS OR ON A BASIS INVOLVING CLAIMS BROUGHT IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF OTHERS OR ANY GOVERNMENTAL BODY OR THE PUBLIC.  CLASS AND COLLECTIVE ACTIONS UNDER THIS DISPUTE RESOLUTION PROVISION ARE PROHIBITED, WHETHER IN COURT OR ARBITRATION, AND THE ARBITRATOR OR COURT, AS APPLICABLE, SHALL HAVE NO AUTHORITY TO PROCEED ON SUCH BASIS. NO DISPUTE, CONTROVERSY, CLAIM OR ACTION BROUGHT IN COURT OR ARBITRATION BY EXECUTIVE ARISING UNDER OR RELATING TO THIS AGREEMENT OR OTHERWISE ARISING IN CONNECTION WITH OR RELATING TO EXECUTIVE’S EMPLOYMENT MAY BE JOINED WITH A DISPUTE, CONTROVERSY, CLAIM OR ACTION OF ANOTHER EXECUTIVE OR OTHER PERSON OR ENTITY, ANY SUCH JOINT CLAIMS BEING WAIVED BY EXECUTIVE HEREUNDER, EXCEPT THAT THE COMPANY MAY BRING CLAIMS IN ARBITRATION OR COURT TO ENFORCE THIS AGREEMENT AND RELATED TORT, STATUTORY AND OTHER CLAIMS AGAINST EXECUTIVE AND OTHERS WHO ARE ACTING IN CONCERT OR PARTICIPATION WITH EXECUTIVE, AND IN ANY SUCH PROCEEDING EXECUTIVE MAY JOIN ANY CLAIMS OF SUCH OTHER PARTIES (BUT NO OTHERS). ANY DISPUTES REGARDING THE VALIDITY AND ENFORCEABILITY OF THIS SECTION 7.11 AND THE WAIVER HEREIN SHALL BE RESOLVED EXCLUSIVELY BY THE DULY-APPOINTED ARBITRATOR, AND NOT BY A COURT OR OTHER GOVERNMENTAL OR ADMINISTRATIVE BODY.  IN ANY CASE IN WHICH (1) THE DISPUTE IS FILED AS A CLASS, COLLECTIVE, REPRESENTATIVE OR JOINT ACTION AND (2) THE ARBITRATOR FINDS ALL OR PART OF THE CLASS ACTION WAIVER TO BE INVALID OR UNENFORCEABLE, THE CLASS, COLLECTIVE, REPRESENTATIVE OR JOINT ACTION TO THAT EXTENT MUST BE LITIGATED IN A COURT WITH JURISDICTION AND VENUE AS PROVIDED IN SECTION 7.10, AND NOT IN ARBITRATION, BUT THE PORTION OF THE CLASS ACTION WAIVER THAT IS ENFORCEABLE SHALL BE ENFORCED IN ARBITRATION, AND CLAIMS FALLING THEREUNDER SHALL BE ADJUDICATED IN ARBITRATION.

7.12 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

PDS BIOTECHNOLOGY CORPORATION
By:	/s/ Stephen Glover
Name:	Stephen Glover
Title:	Chairman of the Board of PDS Biotechnology Corporation

EXECUTIVE:

By:	/s/ Frank Bedu-Addo
Name:	Frank K. Bedu-Addo PhD

EXHIBIT A

PROPRIETARY INFORMATION & RESTRICTIVE COVENANT AGREEMENT

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EXHIBIT B

ADVISORY OR BOARD OF DIRECTOR ROLES